ENGAGEMENT AGREEMENT

The Football Network, Inc.
Royal & Associates, Inc.

November 29, 2000


The Board of Directors
The Football Network


Dear Sirs:


This agreement (the "Agreement") will formally record the terms and conditions under which Royal & Associates, Inc. ("Rinc") has agreed to be engaged as advisor to The Football Network, Inc. (the "Company"), including its Board of Directors acting as such and any duly appointed committee of its Board.

1. Commencement and Term

Notwithstanding the actual date of execution of this Agreement, Rinc's engagement will be deemed to have commenced on November 30, 2000 and will extend until terminated by written notice by either party thereto.

2. Services Available

Subject to the provisions and conditions herein, Rinc will, at the Company's request, provide services to the Company in the following areas:

CORPORATE DEVELOPMENT SERVICES:

(i) assisting the Company in evaluating its current stage of corporate development

(ii) to consult with the Company as to plans and actions to further its corporate development; and

(iii) to assist the Company in the creation of relationships with persons to assist the company in its advancement, including potential employees, officers, and directors.

ANGEL-ROUND SERVICES:

(1) assisting or advising the Company in or on the compilation of materials for use in presenting the Company to angel-round investors;

(2) providing advice to the Company in connection with a private placement of the Company's securities during the angel-round financing; and

(3) assistance in setting up meetings, presentations, and the like for qualified, angel-round investors

            INITIAL POST-ANGEL SERVICES:

(i) to consult with the company regarding it's post-angel financing (the " PA Financing");

(ii) assisting the Company in making preliminary contacts with appropriate parties, particularly with consultants working with venture capital or investment banking groups, in connection with PA Financing;

(iii) assisting the Company in its preliminary determination of appropriate values to be paid or received in connection with PA
Financing;

(iv) advising the Company as to potential structures or forms for the PA Financing; and

(v) providing such other general financial and strategic advice and investment banking services as may from time to time be agreed upon by Rinc and the Company.

The Company may, after the initial engagement described above, request Rinc to undertake certain specific additional activities including, if appropriate, the following:

INTERMEDIATE POST-ANGEL FINANCIAL SERVICES:

(a) counseling the Company as to strategy and tactics for initiating discussions and negotiating the PA Financing and, as requested by the Company, participating in such discussions or negotiations;

(b) assisting the Company in making a formal response to offers or proposals which require a formal response;

(c) assisting the Company in negotiating an agreement in principle and/or a definitive agreement in respect of any PA Financing; and

(d) advising and assisting the Company's management in making presentations to the Company's board of directors about the PA
Financing.


CORPORATE MATTERS ASSISTANCE:

(i) consultation and assisting the Company in strategic planning;

(ii) providing assistance in the creation and negotiation of strategic relationships;

(iii) assisting in the creation, review, critique and modification of business models;

(iv) work in the creation, review, critique and modification of revenue models;

(v) aid in the creation and review of cash flow projections;

(vi) assisting in situation analysis and problem resolution;

(vi) conflict and dispute analysis and conflict resolution services (at 50% of usual and customary billing rate); and

(iii) providing such other general financial and strategic advice and investment banking services as may from time to time be agreed upon by Rinc and the Company.

Excluded Services: Nothing herein will require that Rinc perform any service prohibited by law, including the rendering of services requiring licenses not possessed by Rinc. In that regard, the Company understands and acknowledges that Rinc is not a licensed Broker/Dealer and cannot engage in the making of any market in or the underwriting of, or the sale or distribution of securities where any such activities require licensure. Rinc is not undertaking to distribute any securities. Additionally, Rinc is not a law firm and does not undertake to provide any legal services or advice and, although Rinc may express views on legal aspects, you agree to rely only upon your attorneys for legal advice. In that regard, most, if not all, securities and corporate matters have legal aspects; accordingly, you agree that you will seek and obtain the advice of legal counsel on all such matters to the full extent appropriate and agree and acknowledge that Rinc will have no responsibility for obtaining such advice and no liability for the Company's knowledge of nor compliance to the law. Similarly, Rinc is not a Certified Public Accounting firm ("CPA Firm") and, although Rinc may express views on subjects dealt with by CPA Firms, the Company should consult with a CPA Firm on issues appropriate to such firms, including, but not limited to, tax planning, tax compliance, and accounting issues, relying on the advice of such CPA Firms and not Rinc. The Company and Rinc agree and acknowledge that the services available pursuant to this Agreement do not include, and this is not a contract for, investment management services nor investment advisory services.


3. Appointment

Rinc's appointment under this letter is a private engagement. Accordingly, any advice rendered by Rinc or any of its associates will be confidential to you and solely for your benefit. Such advice may not be relied on by you for any other purpose and may not be disclosed to any third party (unless you come under a legal obligation to disclose it), nor used or relied on by any third party, without Rinc's prior written consent which shall not be unreasonably withheld.

4. Qualification of Advice or Opinions

Any advice or opinions given by Rinc hereunder will be made subject to and will be based upon such assumptions, limitations, qualifications and reservations as Rinc, in its sole judgment, deems necessary or prudent in the circumstances, including without limitation:

(a) the information, data, opinions, advice and representations made available to Rinc; and

(b) the access of Rinc to management of the Company or other relevant parties including any advisor or consultant.

You understand and acknowledge that the services discussed in section two hereof, "Services Available," represent broad fields of knowledge and skill and that Rinc does not represent that it is an expert in the fields and activities enumerated but is, rather, a generalist. As a generalist, Rinc's advice will not necessarily represent expert opinion and knowledge. Accordingly, in each particular field you are advised to consult with a specialist in that field if you seek expert advice and knowledge in that specific field and you should obtain such specialist consultation on all important matters, even if you have been advised by Rinc on the matter.

5. Provision of Information to Rinc

You undertake that you will promptly provide or procure the provision to Rinc of all the information concerning your business and affairs which is relevant to Rinc for the proper provision of services under this letter and all such further information as Rinc may reasonably request. You also undertake to provide us with access to your directors, officers, employees, auditors, consultants and legal counsel. You undertake to use your best efforts to ensure that any information you supply to Rinc, including any expressions of opinion, is true, fair and accurate and not misleading and does not omit any material information.

6. Representation Letters

If requested by Rinc, prior to the delivery of any advice or opinion by Rinc hereunder, officers and/or directors of the Company and its affiliates selected by Rinc will provide Rinc with written representation letters as to factual and other matters relevant to Rinc's opinions in form and substance satisfactory to Rinc, acting reasonably, the obtaining of which shall be a condition precedent to Rinc's obligation to render any advice or opinions.

7. Reliance on Information

No investigation or examination made by or on behalf of Rinc in connection with its engagement shall prejudice or limit Rinc's right to rely on information, data, advice, opinions or representations provided to it hereunder. Any written representations, advice or opinions received by it hereunder will survive the completion of this engagement and any termination (actual or purported) of this Agreement.

Rinc will be entitled to rely upon, and shall be under no obligation to verify independently any of the information, data, advice, opinions or representations provided to Rinc hereunder or any other document provided herein. Rinc shall be under no obligation to investigate any changes in any such information, data, advice, opinions or representations occurring after the date any of the same were obtained or provided, except to the extent that Rinc is notified of any change prior to the delivery by Rinc of any opinion hereunder.


8. Notification of Material Changes and Legal Proceedings

During this engagement, the Company shall inform Rinc, on a timely basis, of any change (actual or proposed), in any material or significant element in any of the information, data, advice, opinions or representations previously furnished to Rinc hereunder, or of any change in circumstance or new development which might reasonably be considered relevant to this engagement. In particular, the Company shall advise Rinc forthwith of the institution or threatened institution of any legal, regulatory or stock exchange proceedings or investigations relating to the Company and its affairs generally of which it is or becomes aware, and shall keep Rinc informed and provide Rinc with any documents pertaining thereto.

If Rinc becomes aware of any matter, event or circumstance, regardless of source, which in its opinion would make misleading any opinion which it has rendered (whether orally or in writing ) and which is not reflected or contemplated in such opinions, Rinc shall make commercially reasonable efforts to revise any opinion previously rendered, and if revision is not practicable shall be entitled to withdraw any opinion previously rendered. If any such opinion (or any summary thereof or extract therefrom) has been published or referred to in any public document, then any such revision or withdrawal shall promptly be communicated or published, at the expense of the Company unless such revision or withdrawal relates to any matter, event or circumstance which was disclosed to Rinc by the Company at the time of publication of such opinion in which case Rinc shall bear any such expense, in the same manner as the original communication or publication or in some other mutually acceptable manner.


9. Material Interests and Conflicts of Interest

This section contains significant wavers of rights by you, materially effecting your legal rights and your rights to assert causes of action you might have absent this section of the Agreement and the waivers contained herein. See the section below regarding your right to obtain the advice of legal counsel prior to execution of this Agreement.

Rinc and its associates and affiliates are engaged in a wide range of investment business, and business in general, both for their own accounts and for clients. This may give rise to situations where Rinc and/or its affiliated corporations or companies or their officers, Directors, or principals, one of whom is David Royal, or an associate or some other person connected with them, including but not limited to T.G.A, Inc. (owned by David Royal) (collectively, "Affiliated Persons") may have a client whose interests may conflict with your interests or that Affiliated Person(s) may be regarded as having interests which conflict with your interests in general or in relationship to a matter which is the subject of this Agreement or have some other interest, relationship or arrangement that is material (collectively, "Material Interests"). You waive any conflict of interest resulting thereby.

You hereby acknowledge and accept that, by reason of law or duties of confidentiality owed to other persons or by applicable securities legislation and/or requirements of Rinc to maintain confidentiality of client information or by an Affiliated Person's desire to maintain the confidentiality of its own affairs, Rinc may be prohibited or it may be inappropriate for Rinc to use for your benefit, or disclose to you, information derived from or about Material Interests or disclose information to you concerning Material Interests and you waive any claims or causes of action resulting therefrom.

You also agree that:

(a) Rinc and the employees responsible for your affairs are to provide services to you under these terms of business on the basis of the information available to them; and

(b) in providing those services, neither Rinc nor those employees will be required to have regard to any information known to Rinc or to any director, employee, or agent of Rinc or any of Rinc's associates which is a Material Interest.

Rinc is entitled to assume that instructions have been properly authorized by the Company if they are given by an individual or person who is or purports to be and is reasonably believed by Rinc to be a director, employee or authorized agent of the Company.

10. Statements

You shall take sole responsibility for ensuring that any statement or publications made by you or on your behalf (whether in the form of a formal announcement or otherwise) in connection with the appointment hereunder shall be true, fair and accurate and not misleading and shall not omit any material information. You shall not make such an announcement referring to Rinc without Rinc's prior consent.

All correspondence and papers created by Rinc relating to Rinc's engagement under this letter shall be Rinc's sole property.

11. Indemnity

It is possible that during the course of our engagement or afterwards, a third party may bring a claim against Rinc or one of its associates, or that Rinc or one of its associates may incur a loss or liability, directly or indirectly arising out of or in connection with its engagement.

To the extent that any such claim, loss or liability is finally judicially determined to have arisen out of the gross negligence, dishonesty, fraud or willful default, subject to the default provisions herein, of Rinc or any of its associates that person will be responsible for it. In all other cases, you agree to indemnify Rinc or the relevant associate in full for and against any and all actions, claims, demands, proceedings or judgments and any and all losses, liabilities, damages, costs, charges and expenses of whatever nature and in whichever jurisdiction, which may be instituted, made or alleged against, or which are suffered or incurred by, Rinc or the relevant associate, including any costs, charges and expenses (including legal fees) incurred in investigating, preparing for or defending the relevant claim.

It follows that neither Rinc nor any of its associates will be liable to you or the subject of any claim from you, save again to the extent that the liability is finally judicially determined to have arisen out of the gross negligence, dishonesty, fraud or willful default, subject to the default provisions herein, of Rinc or any of its associates.

All sums payable to Rinc or any of its associates pursuant to this
Section 11 shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by law, in which event you shall pay such additional amount as shall be required to ensure that the net amount received by Rinc or it associates will equal the full amount which would have been received by it had no such deduction or withholding been made.

This Section 11 is in addition to any rights which Rinc or any of its associates may have at common law or otherwise including, but not limited to, any right of contribution and the benefit of this Section 11 is held by Rinc for itself and as trustee for each of its associates.

Promptly after receipt of notice of the commencement of any legal proceeding against Rinc or any of its associates or after receipt of notice of the commencement of any investigation, which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Company, Rinc will notify the Company in writing of the commencement thereof and, throughout the course thereof, will provide copies of all relevant documentation to the Company and, unless the Company assumes the defense thereof, will keep the Company advised of the progress thereof and will discuss with the Company all significant actions proposed. The Company shall be entitled, at its own expense, to participate in and with the approval of Rinc assume the defense thereof, but such defense shall be conducted by counsel of good standing. Upon the Company assuming the defense and retaining such counsel, the Company shall not be liable to Rinc or any of its associates for any legal or other expenses subsequently incurred by them in connection with such defense other than for reasonable costs of investigation and fees and expenses specially contemplated herein.
If such defense is assumed by the Company, the Company through the course thereof, will provide copies of all relevant documentation to Rinc, will keep Rinc advised of the progress thereof, will discuss with Rinc all significant actions proposed and will not, without the prior written consent of Rinc not to be unreasonably withheld, admit any liability, agree to any settlement or compromise of or consent to the entry of a judgment in respect of such a claim.

By "associate" in this letter we mean (unless the context requires otherwise) each of the subsidiaries, brother/sister corporations, affiliates, and the ultimate holding company (if any) of Rinc and each of the subsidiaries of such holding company and each of any of their officers, employees, representatives, principals, and agents.

12. Remuneration

For its services to be rendered in connection with this engagement the Company shall pay the following:

A. Cash Fee: The Company will pay to Rinc the sum of seven thousand five hundred dollars ($7,500) a month, however, although deemed earned, payment of $2,500 a month for the first two months will accrue, with payment being deferred for ten (10) months (resulting in the actual payment made in each of the first two months being $5,000 for each of those two months). The parties agree that the service available to the Company under the terms of this Agreement will be reasonable in light of the monthly retainer and if the quantity of work called for exceeds such reasonable amount, then, subject to the mutual agreement of the parties, the fee will be increased to a fair and reasonable amount. No additional cash fees, except as otherwise specified herein, will be due, except that if travel outside of Southern California is required by the Company, then, in light of the time that would be consumed in such travel, in addition to the compensation specified herein, Rinc will charge and the Company will pay to Rinc, 35% (thirty-five percent) of Rinc's usual and customary hourly rates, which rates will be no different than those used in Rinc's general practice.

B. Stock: 347,500 shares of the common stock of the Company (the "Stock"), which shares will be restricted, private stock, which may not be sold or transferred unless pursuant to an exemption from registration, if available, which Stock will be issued contemporaneously with the execution of this Agreement and which will be deemed owned by Rinc as of January 2, 2001, irrespective of the date of issue or whether actually issued or not. The Company will cooperate with and actively assist the holder of the Stock (the "Holder") in any actions the Holder takes under Rule 144 of the securities regulation of the Securities and Exchange Commission of the United States. In the case of any actual or contemplated substantial sale of stock, or sales which in their cumulative effect are substantial, by principles or agents of the Company, the Company will expeditiously cause the Stock to be registered; for this purpose, "substantial" shall mean "20% or more of the stock held by the principle or agent."

C. Alliance and Strategic Resource Referral Reward: Rinc and the Company contemplate that Rinc may introduce the Company to intermediaries, consultants, finders, broker/dealers and the like ("Intermediaries") who may then arrange or make introductions resulting in or leading to financing, mergers, acquisitions, joint ventures, strategic alliances, acquisitions or similar events or transactions ("Intermediary Transactions"). As an incentive to Rinc to assist the Company in forming such relationships, the Company will pay to Rinc, in addition to the other compensation specified herein, a sum of money equal to one percent (1%) of any cash received and one percent (1%) of the fair market value of any non-cash payment received by the Company from all Intermediary Transactions (the "Payment Reward"), whether initiated or consummated during or after the term of this Agreement. Where an Intermediate Transaction involves, in whole or in part, arrangements other than or in addition to payments in cash or in kind, as is often the case in, say, joint ventures or strategic alliances, then, in addition to any Payment Reward on cash and kind received by the Company, the Company shall cause Rinc to receive a one percent (1%) equity and profits participation in the subject arrangement (the "Alliance Reward") or, at Rinc's election, the fair market value, paid in cash, of the Alliance Reward. Should the Company desire Rinc to directly find and introduce strategic alliance partners, purchasers, joint venture partners, acquirers, or similar parties, then Rinc shall be paid in the same manner as specified above for Intermediary Transactions, except that where the term "one percent" or "1%" is used, above, the percentage shall be 6%.

Billing: Rinc will render periodic billings for fees and expenses. The amounts reflected on its statements are due upon presentation. As both parties operate on weekly financial planning ("FP"), Rinc will render its bills weekly (prorating the monthly Cash Fee) and the Company will include the billing in that week's FP for inclusion in and payment in
that week's FP.   Absent an objection by the Company to a particular
bill, Rinc may deduct from the Company's advance, held in Rinc's client trust account, the full amount of such billing within ten days of the rendering thereof. Notwithstanding this deduction, the Company will make payment of each of Rinc's statements upon presentation. This payment, to the extent that it duplicates a payment made from Rinc's client trust account, will be deposited into Rinc's client trust account in order to maintain in that account an advance of fees and costs equal to the full amount of the initial advance payment provided for herein.

Advance Payment: The Company will maintain on account during the term of this engagement a retainer account balance of no less than $5,000.

Expenses: The Company will be responsible for the out-of-pocket costs and expenses of Rinc, including, without limitation, the fees and disbursements of counsel and other advisors retained by Rinc, travel, travel lodging and meals, long distance phone charges, messengers, express mail, and extraordinary postage. Notwithstanding the forgoing, Rinc will obtain the Company's prior approval of any expenditure exceeding $500, except that once any outside professional is engaged with the verbal or written approval and consent of the Company, the Company will be solely responsible for the fees and expenses of such outside professional. Expenses payable by the Company hereunder shall be due upon compilation and billing, and payable upon presentation. Notwithstanding the forgoing, the Company will use its best efforts to pay for or incur the above referenced items of expense directly so as to avoid reimbursements.

13. Survival

The terms and conditions of Sections 4, 7, 9, 10, 11, 12, 14, 15, 16 and 17 of this Agreement shall survive the completion of services hereunder and/or any actual or purported termination of this Agreement.

14. Default

This Agreement does not require Rinc to use more than commercially reasonable efforts in providing the services described herein. You agree and understand that Rinc has not guaranteed any particular results from its efforts. Regarding any offering or financing, you understand and agree that Rinc is not undertaking to distribute or sell any securities you may offer, that you will be the sole offeror of any securities possibly offered, and Rinc is not a principal in the Company and Rinc will not be responsible nor liable for the success of any securities offering including the Offering. You acknowledge that you understand that Rinc's role is solely advisory and that many factors, the overwhelming majority of which may be either partially or completely out of your and Rinc's control, and which are too numerous to list here, will affect the success of any offering, financing, venture, or project you may undertake.

No default will be deemed to have occurred under this Agreement unless the defaulting party has been notified, in writing, by the other party of a bone fide default, such writing being titled, on the first page and in bold type, "Notice of Default," and specifying the nature of the default and the action to be undertaken to cure the default (the "Notice of Default"), and then, fifteen working days after receipt by the defaulting party of such Notice of Default, the defaulting party should have failed to cure the default within the said 15 working days following receipt of Notice of Default, or a commercially reasonable period of time, whichever is greater. Notwithstanding the forgoing, fees or reimbursements to Rinc are due on presentation. This Agreement does not require any affirmative action by Rinc regarding any matter. Rinc will not be deemed to be in default on this Agreement or the delivery of any service and will not be liable for any damages of any kind unless the Company has first requested in writing a specific, limited act related to a service available to the Company pursuant to section two, hereof, "Services Available," and Rinc shall have agreed in writing to perform such act, and, then having failed to perform such act, when requested by you pursuant to the default procedures specified herein to cure such failure to act as agreed, fails to cure such failure to act within the time periods specified herein.
15.Representation

It is specifically represented and warranted to Rinc that the Company has been duly authorized to engage Rinc and to cause, on behalf of the Company, the execution and delivery of this Agreement and the Indemnity and that the Company has been duly authorized to provide the Indemnity.


16.Assignment

This Agreement is not assignable by either party without the consent of the other. Subject thereto, this Agreement shall be binding upon and inure for the benefit of the parties hereto, their respective representatives, successors and permitted assigns.

17. General

This Agreement represents the entirety of the agreement between the parties, all other agreements, warranties, and representations being set forth herein. This Agreement may be executed in counter-parts. Upon execution of this letter by the parties and delivery, which delivery may be accomplished by facsimile transmission, there shall be a binding agreement between the parties on the terms hereof and thereof, which (I) shall take effect as of the date set forth above regardless of the actual date of execution and (ii) shall be governed by and construed in accordance with the laws of California. Without meaning to imply that this Agreement is an agreement for investment management or investment advisory services, which it is not, you acknowledge having received a copy of Rinc's ADV Form Part II prior to execution of this Agreement. Rinc will provide you with a copy of Rinc's ADV Form Part II upon written request hereafter.

Notwithstanding the offer, grant or payment of any success fee, Payment Reward, Alliance Reward or other incentive compensation to Rinc, it is not the Company's nor Rinc's intent to create any partnership nor joint venture between them, nor any of their affiliates, by virtue of this Agreement. No partnership or joint venture will be deemed to exist between the Company and Rinc nor any of their affiliates. Each party to this Agreement is responsible for their own debts, obligations and expenses, except for any reimbursements due Rinc from the Company pursuant to this Agreement.

This Agreement will be deemed to have been mutually drafted and any ambiguity will not be held against any party in particular. You understand that this Agreement has significant legal import and meaning. You represent that you have legal counsel and that you have consulted with your legal counsel to the extent you have desired regarding this Agreement, its terms, and the waivers of rights contained herein.


Royal & Associates, Inc.  by:           The Football Network,  Inc.  by:


/s/David Royal                          /s/Jantonio Turner
David Royal, its President              Jantonio Turner
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